Exhibit 99.2

Ascent Solar Reports Inducement Grant to New CFO Paul Warley Jr.

THORNTON, Colo. – December 12, 2022 – Ascent Solar Technologies, Inc. (NASDAQ: ASTI) today announced that its board of directors compensation committee has granted Paul Warley Jr., the company’s newly appointed chief financial officer, an inducement grant of restricted stock units (RSUs) for an aggregate of 700,000 shares of Ascent Solar’s common stock.

This RSU grant was agreed to as an inducement material to Mr. Warley entering into an employment agreement with Ascent Solar. The RSU grant was agreed to and granted in accordance with Nasdaq Listing Rule 5635(c)(4). Twenty percent (20%) of the RSUs are fully vested upon grant. The remaining eighty percent (80%) of the RSUs shall vest in equal monthly increments over the next thirty-six (36) months. Any outstanding and unvested RSUs will accelerate and fully vest upon the earlier of (i) a change of control and (ii) the termination of Mr. Warley’s employment for any reason other than (x) by Ascent Solar for cause or (y) by Mr. Warley without good reason.

The RSUs shall be settled in eight (8) equal increments on the last business day of each calendar quarter beginning with the initial settlement date of December 31, 2024. Notwithstanding the foregoing, any RSUs that are then outstanding and vested will accelerate and be settled upon the earlier of (i) a change of control and (ii) the termination of Mr. Warley’s employment for any reason other than (x) by Ascent Solar for cause or (y) by Mr. Warley without good reason. At the election of Ascent Solar or Mr. Warley prior to each settlement date, the RSUs shall be “net settled” and Ascent Solar shall retain such number of shares for sale on behalf of Mr. Warley at a price equal to the fair market value of the shares on the settlement date as will be sufficient for the payment of withholding tax liability to satisfy the obligation of Mr. Warley upon settlement of any RSUs.

About Ascent Solar Technologies, IncAbout Ascent Solar Technologies, Inc.
With 40 years of R&D, 15 years of manufacturing, numerous awards, and a comprehensive IP and patent portfolio, Ascent Solar is a leading provider of CIGS solar technology and manufacturer of innovative, high performance, flexible thin-film solar panels for both existing and emerging agrivoltaics, space and aerospace applications. Ascent Solar’s patented, monolithic integration process enables remarkable levels of flexibility, efficiency, durability and weight savings – revolutionizing the way solar power can be used in everyday life. Ascent Solar’s research and development center and 5-MW nameplate production facility are in Thornton, Colorado. To learn more, visit https://www.ascentsolar.com

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements." Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the company's actual operating results to be materially different from any historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe these risks and uncertainties, readers are urged to consider statements that contain terms such as "believes," "belief," "expects," "expect," "intends," "intend," "anticipate," "anticipates," "plans," "plan," to be uncertain and forward-looking. No information in this press release should be construed as any indication whatsoever of our future revenues, stock price, or results of operations. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the company's filings with the Securities and Exchange Commission.

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Contact: IR@ascentsolar.com